BlackRock Funds II: BlackRock Core Bond Portfolio (Formerly,
BlackRock Total Return  Portfolio II)

File No. 811-22061

Item No. 77M (Mergers) -- Attachment

During the fiscal annual period ended September 30, 2011, BlackRock Core Bond Portfolio (the "Core Bond Portfolio"), a series of BlackRock Funds II (the "Registrant"), File No. 811-22061, acquired substantially all of the assets and certain stated liabilities of each of the BlackRock Bond Portfolio (the "Bond Portfolio") and BlackRock Managed Income Portfolio (the "Managed Income Portfolio" and together with the Bond Portfolio, the "Target Funds" and each, a "Target Fund"), each also a series of the Registrant (the "Reorganization").

The Board of Trustees of the Registrant unanimously approved each Reorganization. As provided in each Agreement and Plan of Reorganization ("Reorganization Agreement"), each Target Fund transferred all of its assets to the Core Bond Portfolio in exchange for the assumption by the Core Bond Portfolio of certain stated liabilities of the Target Fund and shares of the Core Bond Portfolio, the shares of which were distributed by the Target Fund to the holders of its shares.

On April 1, 2011, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File No. 333-173242) (the "N-14 Registration Statement"). The N-14 Registration Statement contained the Combined Prospectus/Information Statement informing the shareholders of the Bond Portfolio and Managed Income Portfolio of each Reorganization. A filing on Form 497 relating to the N-14 Registration Statement was filed on May 17, 2011. The N-14 Registration Statement as filed was declared effective by the Commission on May 1, 2011.

On July 18, 2011 (the "Reorganization Date"), pursuant to the Reorganization Agreement, the Bond Portfolio transferred assets valued at $851,019,392 to the Core Bond Portfolio and holders of the Bond Portfolio's BlackRock Shares, Institutional Shares, Service Shares, Investor A Shares, Investor B Shares and Investor C Shares received in exchange 12,487,320 BlackRock Shares, 50,923,447 Institutional Shares, 12,518,137 Service Shares, 9,060,093 Investor A Shares, 226,715 Investor B Shares and 5,693,359 Investor C Shares, respectively, of the Core Bond Portfolio. Such shares were then distributed to the shareholders of Bond Portfolio on that date.

On the Reorganization Date, pursuant to the Reorganization Agreement, the Managed Income Portfolio transferred assets valued at $455,297,849 to the Core Bond Portfolio and holders of the Managed Income Portfolio's Institutional Shares, Service Shares, Investor A Shares, Investor B Shares and Investor C Shares received in exchange 28,098,325 Institutional Shares, 17,566,842 Service Shares, 2,162,096 Investor A Shares, 41,641Investor B Shares and 775,880 Investor C Shares, respectively, of the Core Bond Portfolio. Such shares were then distributed to the shareholders of Managed Income Portfolio on that date.


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